EXHIBIT 99

CONTACT:	Chris Grandis	PRESS RELEASE:
	Media Relations Director	FOR BUSINESSWIRE
	CSC Corporate	APRIL 1, 2011
703.641.2316
cgrandis@csc.com

Bryan Brady
Vice President, Investor Relations
CSC Corporate
703.641.3000
investorrelations@csc.com

CSC ENTERS INTO AGREEMENT TO ACQUIRE ISOFT’S GLOBAL OPERATIONS

Acquisition to Accelerate Growth in Company’s Global Healthcare Business

FALLS CHURCH, Va., April 1 – CSC (NYSE: CSC) today announced it has signed an agreement to acquire all of the outstanding equity of iSOFT Group Limited (ASX: ISF), one of the world’s largest providers of advanced healthcare IT solutions, by way of a court-approved scheme of arrangement. The acquisition will complement and strengthen CSC’s market-leading software products and healthcare integration and services portfolio, while enhancing its healthcare research and development capabilities. It will also accelerate CSC’s strategic growth plan in the Life Sciences market and reinforce the company as a very strong player in healthcare information technology.

The offer to iSOFT shareholders is at A$0.17 per share in cash. Closing of the transaction is expected during CSC’s Q2FY12, and is subject to various conditions, including, among others, iSOFT shareholder approval and certain Australian and EU regulatory approvals.

Adding iSOFT’s 3,300 global employees including those from major research and development centers in India, Spain, UK, Australia, New Zealand and Central Europe, will expand CSC’s capability to support existing customers, develop more innovative solutions, and add a robust set of clients in new and emerging markets.

“The combination of these companies will further establish CSC as an innovative leader in global healthcare IT,” said Michael W. Laphen, CSC chairman, president and chief executive officer. “Through our combined experience in global healthcare delivery, complementary world-class healthcare software solutions, and enhanced capabilities in system integration, outsourcing and process management, we are forming a compelling lifecycle of services to better serve our global clients and improve patient care.”

More than 13,000 healthcare providers and governments in 40 countries use iSOFT’s e-health software solutions to manage patient information and drive improvements in their core processes. With the expertise and experience of more than 1,300 development professionals and more than 200 clinicians, iSOFT solutions touch more than 200 million patients across five continents every day, and its systems are installed in more than 8,000 hospitals and clinics. This scale has allowed iSOFT to keep abreast of the latest trends in healthcare technology and practices and translate them into innovative and practical solutions.

"iSOFT’s Electronic Health Record software and services, coupled with CSC’s global healthcare expertise and delivery capabilities, will create a very powerful force in the global healthcare market to enhance the provision of integrated care," said Andrea Fiumicelli, chief executive officer of iSOFT. “This is a great development for iSOFT’s employees as they will have the opportunity to continue their important work in healthcare IT whilst developing their careers across CSC’s global business.”

“When completed, this acquisition will be a critical step in the expansion of our global healthcare business. CSC will be at the forefront of emerging healthcare technologies, giving our clients access to an expanded range of healthcare capabilities and continuing our journey of bringing the vision of a single patient record to life,” Laphen added.

Perella Weinberg Partners LP is acting as financial advisor to CSC and Jones Day is acting as legal advisor to CSC.

About CSC

CSC is a global leader in providing technology-enabled solutions and services through three primary lines of business. These include Business Solutions and Services, the Managed Services Sector and the North American Public Sector. CSC’s advanced capabilities include system design and integration, information technology and business process outsourcing, applications software development, Web and application hosting, mission support and management consulting. The company has been recognized as a leader in the industry, including being named by FORTUNE Magazine as one of the World’s Most Admired Companies for Information Technology Services (2011). Headquartered in Falls Church, Va., CSC has approximately 93,000 employees and reported revenue of $16.2 billion for the 12 months ended December 31, 2010. For more information, visit the company’s website at www.csc.com.

About iSOFT Group

iSOFT Group Limited (ASX: ISF) is the largest health information technology company listed on the Australian Securities Exchange, and among the world’s biggest providers of advanced application solutions in modern healthcare economies.

iSOFT works with healthcare professionals to design and build software applications that answer all of the difficult questions posed by today’s healthcare delivery challenges. Our solutions act as a catalyst for change, supporting free exchange of critical information across diverse care settings and participating organizations.

Today, more than 13,000 provider organizations in over 40 countries use iSOFT’s solutions to manage patient information and drive improvements in their core processes. The group’s sustainable development is delivered through careful planning, in-depth analysis of the market, and anticipation of our clients’ evolving requirements. Our business is driven by the collective talent, experience and commitment of more than 3,300 specialists in 19 countries worldwide.

A global network of iSOFT subsidiaries, supported by an extensive partner network, provides substantial experience of national healthcare markets. As a result, we offer our clients comprehensive knowledge of local market requirements in terms of culture, language, working practices, regulation and organizational structure.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended April 2, 2010 and any updating information in subsequent SEC filings.  The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.